Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

DS PHARMACY, INC.

DRUGSTORE.COM, INC.,

BIOSCRIP, INC.

and

BIOSCRIP PHARMACY SERVICES, INC.

Dated as of May 5, 2010

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 5, 2010 by and among DS PHARMACY, INC., a Delaware corporation (the “Seller”), DRUGSTORE.COM, INC., a Delaware corporation and the sole stockholder of Seller (the “Stockholder”), BIOSCRIP, INC., a Delaware corporation (“BioScrip”), and BIOSCRIP PHARMACY SERVICES, INC., an Ohio corporation (the “Buyer) and a wholly owned subsidiary of BioScrip. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to such terms on Annex I hereto.

W I T N E S S E T H:

WHEREAS, Stockholder owns all of the issued and outstanding shares of Seller’s common stock and is the sole stockholder of Seller;

WHEREAS, Seller operates a pharmacy located at 407A Heron Drive, Swedesboro, NJ (the “Pharmacy”);

WHEREAS, Stockholder desires to cause Seller to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s right title and interest in and to all of the business and assets associated with the Pharmacy’s prescription ordering and dispensing operations (the “Business”), including without limitation the Acquired Assets, on the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors and sole stockholder of Seller have authorized Seller to execute, deliver and perform this Agreement on the terms and conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of Buyer has authorized Buyer to execute, deliver and perform this Agreement on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:

1. Purchase and Sale of Assets; Assumption of Liabilities.

1.1 Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase from Seller and Seller agrees to sell, transfer, convey, assign and deliver to Buyer (at Seller’s premises) all of the Acquired Assets, in each case free and clear of all Encumbrances of any kind.

1.2 Notwithstanding anything contained in this Agreement, Seller shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer shall not purchase or acquire from Seller, any of Seller’s cash or accounts receivable, or any assets of Seller other than the Acquired Assets.

1.3 Subject to and upon the terms and conditions of this Agreement, at the Closing, Buyer agrees to assume, and shall thereafter pay, fulfill, perform and otherwise discharge, only the Assumed Liabilities. Buyer shall not assume or take title to the Acquired Assets subject to, or in any way be liable or responsible for, any Liability of Seller or the Business that is not an Assumed Liability (the “Excluded Liabilities”) and Seller shall pay, fulfill, perform and discharge such Excluded Liabilities when due.

2. Purchase Price and Payment. In consideration for the purchase of the Acquired Assets, Buyer shall pay to Seller an amount in cash equal to ten million nine hundred thousand ($10,900,000) dollars (the “Purchase Price”), subject to adjustment as provided below, as follows:

(a) At the Closing, Buyer shall pay to Seller, by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller, an amount in cash equal to five million nine hundred thousand ($5,900,000) dollars (the “Initial Payment”). Notwithstanding the foregoing, the Initial Payment shall be adjusted, on a dollar for dollar basis, by the amount by which the value of the Inventory on the Inventory Date is either greater or less than nine hundred thousand ($900,000) dollars. Following the Closing, Buyer shall pay to Seller an additional amount (the “Additional Payment”) determined as set forth in Sections 2(b) and 2(c) below.

(b) Within fifteen (15) days of the end of each of the first eleven (11) fiscal months of the Post-Closing Period (defined below), Buyer shall deposit into an independent third party escrow account (the “Escrow Account”) maintained at U.S. Bank N.A. (the “Escrow Agent”), as further provided in an Escrow Agreement to be entered into by BioScrip, Buyer, Seller and the Escrow Agent (the “Escrow Agreement”), an amount (the “Monthly Escrow Payment”) to be determined by multiplying (i) $400,000 by (ii) a fraction, the numerator of which is equal to the Gross Profit of the Business achieved during such fiscal month (calculated in the manner set forth on Schedule 2(b) hereto) and the denominator of which is the Gross Profit of the Business for the same fiscal month in the Pre-Closing Period (calculated in the manner set forth on Schedule 2(b) hereto); provided that the maximum amount to be deposited into the Escrow Account for any fiscal month shall not exceed $400,000. In addition, each Monthly Escrow Payment shall be adjusted such that the cumulative amount in the Escrow Account reflects the amount due based on the cumulative Gross Profit of the Business through the most recent fiscal month-end.

(c) On the Escrow Release Date, Buyer shall deliver or cause to be delivered to Seller an amount in cash (the “Final Payment”) equal to (i) five million ($5,000,000) dollars multiplied by a fraction, the numerator of which is equal to the Gross Profit of the Business during the first full twelve (12) fiscal months beginning with the first full fiscal month following the fiscal month in which the Closing Date occurs (such amount, the “Post-Closing Gross Profit,” and such twelve-month period, the “Post-Closing Period”) and the denominator of which is the Gross Profit of the Business during the full twelve fiscal months ending with the fiscal month immediately prior to the fiscal month in which the Closing Date occurs (the “Pre-Closing Gross Profit”) less (ii) all funds deposited into the Escrow Account by or on behalf of Buyer prior to the Escrow Release Date. Gross Profit shall be calculated in the manner set forth on Schedule 2(b). The Final Payment shall be paid by wire transfer of immediately available funds to such bank account as shall be designated in writing by Seller.

(d) BioScrip will cause the funds in the Escrow Account to be paid to the Company on or before the date that is fourteen (14) months from the Closing Date (the “Escrow Release Date”). For the avoidance of doubt, as a result of the adjustments set forth in Section 2(c), the aggregate Purchase Price may be greater or less than $10.9 million.

(e) Not less than ten (10) Business Days prior to the Escrow Release Date, Buyer shall provide Seller with a certificate (the “Escrow Payment Certificate”) signed by the Buyer that sets forth Buyer’s calculation of each Monthly Escrow and the Final Payment amount (the “Escrow Payments”). The calculation of the Escrow Payments shall be prepared using the Gross Profit of the Business calculated in the manner set forth on Schedule 2(b) hereto. Buyer shall provide Seller and its accountants with reasonable access (for a period of not more than sixty (60) days after receipt by Seller of the statement setting forth Buyer’s calculation of the Escrow Payments) to the work papers and other documents prepared by, or on behalf of, Buyer relating to the preparation and calculation thereof for the purpose of reviewing and determining whether to accept or dispute Buyer’s calculation of the amount of the Escrow Payments. If Seller does not dispute Buyer’s calculation of the amount of the Escrow Payments in writing within sixty (60) calendar days after delivery of the Final Payment amount, the amount of the Final Payment as calculated by Buyer shall be final, conclusive and binding as the Final Payment hereunder on all of the parties hereto. If Seller disputes Buyer’s calculation of the amount of the Escrow Payments, it shall so notify Buyer in writing within sixty (60) calendar days after delivery of the certificate setting forth the calculation of the amount of the Escrow Payments, specifying its objections and the reasons therefor in reasonable detail (the “Objection Notice”). Notwithstanding the delivery of an Objection Notice by Seller, Buyer shall deliver or cause to be delivered the Final Payment as set forth in the Escrow Payment Certificate to Seller no later than the date that is fourteen (14) months from the Closing Date. If Seller delivers an Objection Notice, Buyer and Seller shall use reasonable efforts to resolve the dispute as expeditiously as possible. If the dispute is not resolved within twenty (20) calendar days after delivery of the Objection Notice, such dispute shall be submitted to an accounting firm of national reputation mutually agreed upon by Buyer and Stockholder) (the “Accounting Referee”) with a request to resolve the dispute and deliver its report thereon to Buyer and Seller within thirty (30) calendar days of its appointment. The fees and expenses of the Accounting Referee shall be shared equally by Buyer and Seller.

(f) The difference between the aggregate amount of the Escrow Payments as set forth in the Escrow Payment Certificate and the amount finally determined pursuant to Section 2(e) following delivery of an Objection Notice shall be paid to Seller no later than five (5) Business Days following the resolution of the dispute.

3. Representations and Warranties of Seller and Stockholder. Seller and Stockholder hereby, jointly and severally, make the representations and warranties to Buyer set forth on Annex II hereto.

4. Representations and Warranties of Buyer. Buyer and BioScrip hereby, jointly and severally, make the representations and warranties to Seller and Stockholder set forth on Annex III hereto.

5. Covenants of the Parties.

5.1 Operation of the Business Pending Closing. From the date hereof to the Closing Date, except as otherwise contemplated or permitted by this Agreement, and except as set forth on Schedule 5.1, Seller shall, and Stockholder shall cause Seller to, conduct its business in substantially the same manner in which it is presently conducted and, unless consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, Seller shall:

(a) operate the Business substantially in the ordinary course consistent with past practice, and to the extent consistent with such operation, use its commercially reasonable efforts to: (i) preserve its business organization intact; (ii) preserve its present relationships with suppliers, vendors lessors, and customers in accordance with past practice over the past 12 months; (iii) pay all accounts payables as they become due; and (iv) collect all accounts receivables.

(b) maintain the books, accounts and records of the Business (including patient and prescription records) in the usual and ordinary manner.

(c) keep in effect professional and products liability, general liability, worker’s compensation and employer’s liability, and other insurance policies in coverage amounts not less than those in effect on the date of this Agreement.

(d) maintain all physical properties and assets in good repair and operating condition, reasonable wear and tear excepted, in each case, consistent with past practice.

(e) not (i) sell, transfer or otherwise dispose of any of Seller’s assets, other than in the ordinary course of business consistent with past practice; (ii) incur any debt for borrowed money other than trade payables and refinancing of existing debt; (iii) declare, set aside or pay any dividends or distributions of any kind to its shareholders or make any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock; (iv) be a party to any merger or consolidation; (v) create or permit to be created any Encumbrance on any of its assets, other than Permitted Encumbrances; (vi) except in the ordinary course of business, not enter into, amend in any material manner or terminate any Contract or other arrangement relating to the Business to which Seller is a party; (vii) take any action that would cause any of the representations and warranties made by Seller and Stockholder in this Agreement not to be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date; or (viii) agree to any of the foregoing.

5.2 System Connectivity.

(a) Buyer, Seller and Stockholder shall use commercially reasonable efforts and work expeditiously and in good faith to establish system connectivity (as herein described, the “Bridge”) between the Buyer’s order processing and fulfillment systems (the “Back-end System”) and Stockholder’s website and the related systems of Seller and Stockholder through which customers initiate prescription orders (such website and systems a “Front-end System,” and specifically, “Seller’s Front-end System”) on or before the Closing Date in order to permit Buyer to accept, process, and fulfill all prescription orders initiated through Stockholder’s website. The Bridge will also permit Buyer to access patient files, including prescription records , through Seller’s Front-end System in connection with Buyer’s fulfillment of, and other services related to, prescription orders.

(b) Buyer shall use commercially reasonable efforts and work expeditiously and in good faith to build its own Front-end System in order to permit Buyer to accept prescription orders through Stockholder’s website without relying on Seller’s Front-end System; provided that in no event will Buyer transition from Seller’s Front-end System to Buyer’s Front-end System (i) prior to the expiration of the Post-Closing Period or (ii) later than the date that is three (3) months after the expiration of the Post-Closing Period.

5.3 Post-Closing Reporting. During the Post-Closing Period, Buyer shall provide Seller with monthly reports calculating the Gross Profit from the Business during the prior month. Such reports shall provide Seller with sufficient detail to support Buyer’s calculation of Gross Profit. The reports to be provided pursuant to this Section 5.3 shall be in such form as the parties shall mutually determine and shall be delivered to Seller within twenty (20) days of the end of each month.

5.4 Marketing Services Agreements. Buyer, BioScrip, Seller and Stockholder shall use commercially reasonable efforts to negotiate a transitional services agreement (the “Transitional Services Agreement”) and a services agreement (the “Services Agreement”) to be entered into at the Closing, each in form and substance reasonably satisfactory to Buyer and Seller. The Transitional Services Agreement and the Services Agreement will provide, among other things, for Seller’s marketing support for the Business from and after the Closing, as well as a non-transferable, exclusive license to provide access to the Business and provide customers the ability to order prescriptions from BioScrip through Seller’s website. Under the Services Agreement, commencing at the end of the Post-Closing Period, as consideration for the services rendered by Seller under the Services Agreement, BioScrip will pay Seller thirty-three percent (33%) of the Gross Profit generated in each of the first twelve months of service from new pharmacy prescriptions driven to BioScrip through Seller’s website, payable in cash, within 15 days of the end of each month during the term. New pharmacy prescriptions shall include all prescriptions that are ordered for the first time by new or repeat customers of Seller and that are dispensed by BioScrip, and exclude (a) renewals of previously ordered prescriptions and (b) prescriptions that are identical to previously ordered prescriptions but for the strength or dosage of the medication ordered. The term of the Transitional Services Agreement shall run until the end of the Post-Closing Period and the term of the Marketing Services Agreement shall be five (5) years. The Transitional Services Agreement and the Marketing Services Agreement shall also provide for the parties to collaborate with respect to systems integration and data and customer management services.

5.5 Covenant of Parties’ Efforts and Good Faith. Each party will use its reasonable best efforts and act in good faith to cause to be satisfied as promptly as practicable after the date hereof all conditions to Closing and to cause the transactions contemplated by this Agreement to be consummated prior to June 10, 2010. Each party will take any action that may be necessary, proper, or advisable in connection with any other notices to, filings with, and authorizations, consents, and approvals of governments, governmental agencies, and third parties that it may be required to give, make, or obtain.

5.6 Notice of Developments. Prior to the Closing, Seller and Stockholder shall promptly notify Buyer in writing of (i) all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement that in Seller’s and Stockholder’s reasonable judgment would result in any breach of a representation, warranty or covenant of Seller or Stockholder in this Agreement or that could have the effect of making any representation or warranty of Seller or Stockholder in this Agreement untrue or incorrect in any material respect and (ii) all other material developments that in Stockholder’s reasonable judgment materially affect the Business, the Acquired Assets, the Assumed Liabilities, or the Financial Information. No investigation by Buyer, BioScrip or any of their respective officers, directors, employees, agents or representative (or any disclosure made at any time by Stockholder or Seller to Buyer that is not a part of this Agreement as of the date of initial execution) shall limit or modify in any way, or act or result in a waiver of, Seller’s and Stockholder’s obligations with respect to any breach of the representations, warranties, covenants or agreements of Seller or Stockholder contained herein (including, without limitation, conditions to Closing or indemnification obligations).

5.7 Pre-Closing Communications. Prior to Closing, each of Seller and Buyer shall communicate regularly regarding the progress made towards satisfying all conditions precedent to Closing, including without limitation the status of the parties’ efforts to establish the Bridge. Without limiting the foregoing, each of Seller and Buyer shall cause an executive officer, and such other representatives of the parties as the parties determine by mutual agreement to be appropriate, to meet in person or telephonically no less than weekly to discuss the status of such efforts.

5.8 No Shop. From the date of this Agreement until the earliest of (a) the Closing Date, (b) the date on which this Agreement is terminated pursuant to Section 8 hereof or (c) August 10, 2010, neither Seller nor Stockholder shall (i) directly or indirectly through any other party encourage or engage in any negotiations with or provide any information to any other Person, or enter into any agreement or understanding, with respect to an acquisition transaction involving Seller or the Business or (ii) directly or indirectly through any other party solicit, initiate or encourage any proposal relating to, or enter into any agreement or understanding with respect to, the acquisition of, or other major transaction involving, the Business, or (iii) dispose of any material assets of Seller other than in the ordinary course of business; provided, however, each of the boards of directors of Seller and Stockholder shall be excused from the foregoing clauses (i) through (iii) if and to the extent it determines, acting in good faith and with the advice of counsel, that it is unable to take the actions contemplated by such clauses (i) through (iii) while fulfilling its fiduciary duties under applicable Law. Each of Seller and Stockholder shall promptly provide oral and written notice to Buyer of (a) the receipt of any written proposal relating to a transaction of the type described in clauses (i), (ii) and (iii) of the preceding sentence and (b) the material terms and conditions of such proposal.

5.9 Allocation of Purchase Price. No later than (60) days following the Closing Date, Buyer and Seller shall work together to allocate the Purchase Price, as adjusted, and other capitalizable costs, among the Acquired Assets for all purposes (including financial accounting and tax purposes). Each party hereto shall report the purchase and sale provided for, and with the characterization given these transactions in this Agreement, to taxing authorities on a basis consistent with such allocation, and each party agrees not to take a position inconsistent with such allocation. After the Closing, Seller and Buyer each shall timely file form 8594 with the IRS detailing this allocation. In the event that Buyer determines, subject to Seller’s reasonable approval, that any adjustments to such allocation are necessary, Seller shall make such modifications as are necessary, reporting the same on Seller’s form 8594 (if required) or any tax report or return filed or to be filed by Seller in order to conform to Buyer’s allocation as adjusted.

5.10 Calculation of Pre-Closing Gross Profit. Within 90 calendar days after the Closing Date, Seller, at its sole cost and expense, shall prepare or cause to be prepared a calculation of the Pre-Closing Gross Profit of the Business. The Pre-Closing Gross Profit of the Business shall be calculated in the manner set forth on Schedule 2(b) hereto. Seller shall provide Buyer and its accountants with reasonable access (for a period of not more than 60 days after receipt by Buyer of the statement of the Pre-Closing Gross Profit) to the work papers and other documents prepared by, or on behalf of, Seller relating to the preparation and calculation thereof for the purpose of reviewing and determining whether to accept or dispute Seller’s calculation of the Pre-Closing Gross Profit. If Buyer does not dispute Seller’s calculation of the Pre-Closing Gross Profit in writing within 60 calendar days after delivery of the calculation of the Pre-Closing Gross Profit, the calculation of the Pre-Closing Gross Profit shall be final, conclusive and binding on all of the parties hereto. If Buyer disputes Seller’s calculation of the Pre-Closing Gross Profit, it shall so notify Seller in writing within 60 calendar days after delivery of the calculation of the Pre-Closing Gross Profit, specifying its objections and the reasons therefor in reasonable detail (the “Dispute Notice”). Buyer and Seller shall use reasonable efforts to resolve the dispute. If the dispute is not resolved within 20 calendar days after delivery of the Dispute Notice, Buyer and Sellers shall promptly submit the dispute to the Accounting Referee with a request to resolve the dispute and deliver its report thereon to Buyer and Sellers within 30 calendar days of its appointment. The Pre-Closing Gross Profit, as finally determined pursuant to this Section 5.9 shall be binding on the parties. The fees and expenses of the Accounting Referee shall be shared equally by Buyer and Seller.

6. Conditions Precedent.

6.1 Conditions Precedent to Buyer’s Obligations. The obligations of Buyer and BioScrip under this Agreement to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by Buyer:

(a) The representations and warranties of Seller and Stockholder set forth in Section 3 of this Agreement shall be true and correct in all material respects (except that any thereof that are qualified as to knowledge or materiality shall be true and correct as written) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for those representations and warranties given as of a particular date, which shall be true and correct in all material respects (except that any thereof which are qualified as to knowledge or materiality shall be true and correct as written) as of such date, subject to changes contemplated by this Agreement, and Buyer shall have received a certificate at the Closing from Seller and Stockholder to that effect;

(b) Seller and Stockholder shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement to be performed or complied with by them at or prior to the Closing, and Buyer shall have received a certificate at the Closing from Seller and Stockholder to that effect;

(c) All consents and approvals of third Persons and Governmental Authorities necessary in order to consummate the transactions contemplated by this Agreement shall have been obtained, including without limitation those set forth on Schedule 3.5;

(d) There shall have been no Law or Order promulgated, enacted, entered or enforced by any Governmental Authority that shall remain in effect that restrains, prohibits or delays the performance of this Agreement;

(e) Seller shall not have suffered any Material Adverse Effect (whether or not such change is referred to or described in any Schedule);

(f) No action, suit or proceeding shall be pending or threatened before any Governmental Authority to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, in each such case which action, suit or proceeding would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement;

(g) All agreements, certificates and other documents delivered to Buyer hereunder shall be in form and substance satisfactory to counsel for Buyer, in the exercise of such counsel’s reasonable judgment;

(h) Seller and Stockholder shall have entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement substantially in the form of Exhibit 6.1(h) hereto (the “Non-Competition Agreement”);

(i) The Bridge shall have been established between Buyer and the Pharmacy to the satisfaction of Buyer, BioScrip, Seller and Stockholder;

(j) Seller and Stockholder shall have entered into the Transitional Services Agreement and the Services Agreement;

(k) Seller and Stockholder shall have entered into a Source Code Escrow Agreement for the source code to Seller’s Front-end System in form and substance reasonably satisfactory to Buyer and Seller (the “Source Code Escrow Agreement”); and

(l) BioScrip, Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

6.2 Conditions Precedent to Seller’s and Stockholder’s Obligations. The obligations of Seller and Stockholder under this Agreement to consummate the transactions contemplated hereby at the Closing are subject to the fulfillment, at or prior to Closing, of each of the following conditions, any of which may be waived by Seller and/or Stockholder, as applicable:

(a) The representations and warranties of Buyer and BioScrip set forth in Section 4 of this Agreement shall be true and correct in all material respects (except that any thereof that are qualified as to knowledge or materiality shall be true and correct as written) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and Seller shall have received a certificate at the Closing from Buyer to that effect;

(b) Buyer and BioScrip shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement to be performed or complied with by it at or prior to the Closing, and Seller shall have received a certificate at the Closing from Buyer to that effect;

(c) All consents and approvals of third Persons and Governmental Authorities necessary in order to consummate the transactions contemplated by this Agreement shall have been obtained including without limitation those set forth on Schedule 4.2;

(d) There shall have been no Law or Order promulgated, enacted, entered or enforced by any Governmental Authority that shall remain in effect that restrains, prohibits or delays the performance of this Agreement;

(e) Buyer shall not have suffered any Material Adverse Effect;

(f) No action, suit or proceeding shall be pending or threatened before any Governmental Authority to restrain or prohibit, or to obtain damages in respect of, this Agreement or the consummation of the transactions contemplated hereby, in each such case which action, suit or proceeding would reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Buyer or BioScrip to consummate the transactions contemplated by this Agreement;

(g) All agreements, certificates and other documents delivered to Seller hereunder shall be in form and substance satisfactory to counsel for Seller, in the exercise of such counsel’s reasonable judgment;

(h) Buyer and BioScrip shall have entered into the Non-Competition Agreement;

(i) The Bridge shall have been established between Buyer and the Pharmacy to the satisfaction of Buyer, BioScrip, Seller and Stockholder;

(j) Buyer and BioScrip shall have entered into the Transitional Services Agreement and the Services Agreement;

(k) Buyer shall have entered into the Source Code Escrow Agreement; and

(l) BioScrip, Buyer, Seller and the Escrow Agent shall have entered into the Escrow Agreement.

7. Closing.

7.1 Closing Date and Place of Closing. Subject to the provisions of Section 8, and unless otherwise agreed to by the parties in writing, the consummation of the transactions described herein (the “Closing”) shall take place at 10:00 a.m., local time, on June 10, 2010 (the “Closing Date”), or such later date on which the conditions to the Closing have been first satisfied, at the offices of Buyer, or at such other location as may be mutually agreed to by the parties.

7.2 Seller’s Deliveries. At the Closing, Seller shall execute (where appropriate) and deliver, or cause to be delivered, to Buyer:

(a) A bill of sale, in customary form, duly executed by Seller;

(b) Copies of the resolutions of the Board of Directors and shareholders of Seller certified by the secretary or assistant secretary of Seller, which resolutions shall approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(c) The Non-Competition Agreement;

(d) The Transitional Services Agreement;

(e) The Services Agreement;

(f) The Source Code Escrow Agreement;

(g) The Escrow Agreement;

(h) A receipt for the Initial Payment;

(i) Such other instruments of assignment and conveyance as may be necessary or appropriate to fully and effectively transfer to Buyer the Acquired Assets;

(j) All certificates required to be delivered by Seller pursuant to the terms of this Agreement; and

(k) All other documents and instruments required to be delivered hereunder or as Buyer may reasonably request in connection with the Closing of the transactions contemplated hereby, all such documents and instruments to be reasonably satisfactory to Buyer and its counsel.

7.3 Buyer’s Deliveries. At the Closing, Buyer shall execute (where appropriate) and deliver, or cause to be delivered, to Seller:

(a) All certificates required to be delivered by Buyer pursuant to the terms of this Agreement;

(b) The Initial Payment;

(c) The Non-Competition Agreement;

(d) The Transitional Services Agreement;

(e) The Services Agreement;

(f) The Source Code Escrow Agreement referred to in Section 6.1(k) hereto;

(g) The Escrow Agreement; and

(h) All other documents and instruments required to be delivered hereunder or as Seller may reasonably request in connection with the Closing of the transactions contemplated hereby, all such documents and instruments to be reasonably satisfactory to Seller and its counsel.

8. Termination.

8.1 Right of Parties to Terminate. This Agreement may be terminated:

(a) By the mutual written consent of Buyer and Seller;

(b) By Seller in writing, without liability, if Buyer shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the Closing Date; or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) Business Days after Seller has notified Buyer of its intent to terminate this Agreement pursuant to this subparagraph (b);

(c) By Buyer in writing, without liability, if either Seller or Stockholder shall (i) fail to perform in any material respect their agreements contained herein required to be performed by them on or prior to the Closing Date; or (ii) materially breach any of their representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) Business Days after Buyer has notified Seller of its intent to terminate this Agreement pursuant to this subparagraph (c);

(d) By either Seller or Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Buyer and/or Seller, that prohibits or restrains Buyer and/or Seller from consummating the transactions contemplated hereby, provided that Buyer and Seller shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within 30 days after entry, by any such court or governmental or regulatory agency; or

(e) By either Seller or Buyer, in writing, without liability, if for any reason the Closing has not occurred by August 10, 2010 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement or any Transaction Document has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur on or before such date.

8.2 Effect of Termination. In the event of a termination pursuant to Section 8.1, this Agreement shall become void and there shall be no liability or obligation on the part of any party hereto, except for this Section 8 and Sections 9 and 10, which shall survive such termination; provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 8.1 shall not relieve a defaulting or breaching party from any liability to the other party hereto. For the avoidance of doubt, in the event of a termination pursuant to Section 8.1, Buyer and Bioscrip shall continue to be bound by the Confidentiality Agreement.

9. Indemnification.

9.1 Indemnity.

(a) Seller and Stockholder shall, jointly and severally, indemnify, defend and hold Buyer, its Affiliates and their respective directors, officers, employees, representatives, agents, successors and/or permitted assigns (“Buyer Indemnified Parties”) harmless from and against all claims, losses, liabilities, damages, judgments, costs or expenses incurred by any of them (including reasonable attorneys’ fees and expenses, whether arising in disputes between the parties or with third parties) (“Losses”) incurred by them as a result of or arising from (i) any misrepresentation or breach of warranty made by Seller and Stockholder in this Agreement, in any of the Transaction Documents, Exhibits or Schedules, or in any certificate or document delivered by or on behalf of Seller and/or Stockholder pursuant to this Agreement; (ii) the non-performance (in whole or in part) by Seller and/or Stockholder of any of their respective covenants, obligations or agreements contained in this Agreement; (iii) the Excluded Liabilities; (iv) the failure of Seller to comply with applicable bulk sales laws in connection with the transactions provided for herein; or (v) any liability arising out of or related to the operation of the Business prior to Closing, or the assertion of a Third Party Claim that, if valid, would constitute a liability arising out of or related to the operation of the Business prior to Closing.

(b) Buyer shall indemnify, defend and hold Seller and Stockholder, and their respective directors, officers, employees, representatives, agents, successors and/or permitted assigns (“Seller Indemnified Parties”) from and against all Losses incurred by them as a result of, arising from, in connection with or relating to (i) any misrepresentation or breach of warranty made by Buyer or BioScrip in this Agreement, in any of the Transaction Documents, Exhibits or Schedules, or in any certificate or document delivered by or on behalf of Buyer or BioScrip; (ii) the non-performance (in whole or in part) by Buyer or BioScrip of any of its covenants, obligations or agreements contained in this Agreement; (iii) any failure to pay, fulfill, perform and otherwise discharge any of the Assumed Liabilities in accordance with the terms of this Agreement; or (iv) any liability arising out of or related to the operation of the Business after Closing, or the assertion of a Third Party Claim that, if valid, would constitute a liability arising out of or related to the operation of the Business after Closing.

(c) Any indemnification payments made hereunder shall be treated as an adjustment to the Purchase Price.

9.2 Survival. The representations and warranties set forth in this Agreement or in any certificate or other writing delivered in connection with this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for a period of two years after the Closing Date. In the event of any fraud or intentional misrepresentation by Seller and/or Stockholder, on the one hand, or Buyer and/or BioScrip, on the other, in the making of any representation or warranty of such party, such representation and warranty shall survive indefinitely (or if such indefinite survival is not permitted by applicable law, then the maximum period permitted by applicable law). Any representation, warranty or indemnity that is the subject of a claim or dispute asserted in writing (or the subject of a proceeding) prior to the expiration of the applicable survival period shall survive with respect to such claim or dispute until the resolution thereof. No investigation or other examination by Buyer shall affect the term of survival of the representations and warranties set forth above.

9.3 Notice of Claim; Right to Participate in and Defend Third Party Claims; Non-Third Party Claims.

(a) The Indemnitee shall give prompt notice (the “Claim Notice”) to the Indemnifying Party of any claim, including any claim, action, suit, proceeding or investigation by a third party (a “Third Party Claim”), that may result in a Loss. Subject to Section 9.2, the failure to deliver a Claim Notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the resulting delay is materially prejudicial to the defense of any such claim. The Claim Notice shall describe the claim in detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnitee.

(b) If the claim set forth in the Claim Notice involves a Third Party Claim, the Indemnifying Party will have the right to assume (subject to the limitations of this Section 9) and thereafter conduct the defense of such Third Party Claim with counsel of its choice (and reasonably acceptable to the Indemnitee) if it acknowledges to the Indemnitee in writing its obligation to indemnify the Indemnitee with respect to all elements of such Third Party Claim; provided, that the Indemnifying Party shall exercise its right to assume such defense within fifteen (15) days of its receipt of the Claim Notice and the Indemnifying Party provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder. If the Indemnifying Party assumes the defense of the Indemnitee in accordance with the provisions hereof, it shall conduct such defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnitee may defend such Third Party Claim in such manner as it deems appropriate.

(c) If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee shall be entitled to participate in but not control the defense of such Third Party Claim with its own counsel and at its own cost and expense; provided, however, that if the Indemnitee asserts that there exists a conflict of interest that would make it inappropriate for the same counsel to represent both the Indemnitee and the Indemnifying Party, then the Indemnifying Party shall reimburse the Indemnitee for the reasonable fees and expenses of separate counsel, to the extent such fees and expenses are incurred solely in connection with the matters with respect to which there is a conflict of interest. Notwithstanding anything in this Section 9.3 to the contrary, in no event shall any party, without the written consent of the other party; (i) settle or compromise any Third Party Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the other party of a written release from all liability in respect of such Third Party Claim; or (ii) settle or compromise any Third Party Claim in any manner that (A) involves the sale, forfeiture or loss of, or the creation of any Encumbrance on, any property of such other party, (B) involves an award that together with previous awards would exceed the available amount of the indemnity hereunder, or (C) involves equitable remedies against such other party or any of its Affiliates.

(d) All parties hereto shall cooperate reasonably in the defense of any Third Party Claim and shall use its reasonable efforts to furnish all witnesses and testimony, records, materials and other information, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(e) If the claim set forth in a Claim Notice does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnitee within sixty (60) days of its receipt of the Claim Notice whether or not the Indemnifying Party disputes such claim. If the Indemnifying Party does not timely notify the Indemnitee that it disputes such claim, as provided above, the claim specified by the Indemnitee in the Claim Notice will be deemed a Liability of the Indemnifying Party hereunder. If the Indemnifying Party timely disputes such claim, such dispute will be resolved by litigation in an appropriate court of competent jurisdiction.

9.4 Limitations.

(a) Losses in respect of which an Indemnifying Party is required to make indemnification under Section 9.1 shall be reduced by an amount equal to any insurance, indemnity, contribution or other similar payments actually paid to and received by the applicable Indemnitee from any third party with respect to any claim giving rise to the Losses. If any insurance, indemnity, contribution or other similar payments are paid to or received by any Indemnitee in a period after such Losses are incurred or indemnification in respect thereof is made, such Indemnitee shall promptly notify the Indemnifying Party and pay the Indemnifying Party an amount equal to such insurance benefits.

(b) Losses in respect of which Seller and Stockholder are required to indemnify a Buyer Indemnified Party shall be reduced by the amount of all or any portion of the Additional Payment that has not been paid to Seller (including amounts then held in the Escrow Account) as of the date of the Claim Notice in respect of which indemnification is sought and which amounts shall be retained by Buyer as an offset.

(c) In no event shall Stockholder’s and Seller’s combined, aggregate obligations, on the one hand, or Buyer’s aggregate obligations, on the other hand, exceed the amount of Purchase Price.

(d) Neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to indemnification for any Losses unless and until such time as the cumulative aggregate amount of all indemnifiable Losses payable to such Indemnitee exceeds one hundred thousand dollars ($100,000), at which time the Indemnitee shall be entitled to recover the amount of all indemnifiable Losses.

10. Miscellaneous.

10.1 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns. Without the prior written consent of the other party, no party may assign its rights, duties or obligations hereunder or any part thereof to any other Person, except to one or more Affiliates of the assigning party.

10.2 Confidentiality. The terms and conditions of the Confidentiality Agreement dated October 2, 2009 by and between Bioscrip and Stockholder (the “Confidentiality Agreement”) are incorporated herein by this reference, and the parties agree that the term “Confidential Information” shall include any information disclosed by one party to another under this Agreement that fits the definition of Confidential Information set forth in, and is subject to the terms and conditions of, the Confidentiality Agreement.

10.3 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications under this Agreement shall be in writing and shall be conclusively deemed delivered and effective (i) when hand delivered to the other party; (ii) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (iii) one (1) Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery; or (iv) in the case of a facsimile transmission, upon transmission thereof by the sender and the issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error; provided, however, that the sender shall contemporaneously mail a copy of the notice to the addressee by the method provided for in (i) or (ii) above, but such mailing shall in no way alter the time at which the notice sent by facsimile transmission is deemed received, in each case to the intended recipient as set forth below:

If to Buyer or BioScrip:

BioScrip Pharmacy Services, Inc.

c/o BioScrip, Inc.

100 Clearbrook Road

Elmsford, NY 10523

Attention: General Counsel

Facsimile: (914) 460-1670

If to Seller:

DS Pharmacy, Inc.

411 108th Avenue, N.E.

Suite 1400

Bellevue, WA 98004

Attention : General Counsel

Facsimile: (425) 372-3808

If to Stockholder:

drugstore.com, inc.

411 108th Avenue, N.E.

Suite 1400

Bellevue, WA 98004

Attention : General Counsel

Facsimile: (425) 372-3808

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

10.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any current or future law, and if the rights or obligations of the parties under this Agreement would not be materially and adversely affected thereby, such provision shall be fully separable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal provision as may be possible, and the parties hereto request the court or any arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise illegal, invalid or unenforceable provision in accordance with this Section 10.4.

10.5 Brokerage. Seller and Stockholder represent and warrant to Buyer and BioScrip that no broker, investment banker, financial advisor or other Person is entitled to receive from Seller, Stockholder or any of their Affiliates, any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement. Buyer and BioScrip represent and warrant to Seller and Stockholder that no broker, investment banker, financial advisor or other Person is entitled to receive from Buyer, BioScrip or any of their Affiliates any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects without giving effect to the principles of conflicts of law thereof. No provision of this Agreement or any Transaction Document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other Governmental Authority by reason of such party’s having or being deemed to have structured or drafted such provision.

10.7 Representations and Covenants of Seller and Stockholder. If the Closing occurs, all representations, warranties, covenants and agreements of Seller and Stockholder made pursuant to this Agreement shall be deemed to be representations, warranties, covenants and agreements solely of Seller for all purposes hereunder, including, without limitation, Section 9 hereof, and Seller shall be responsible for any breach thereof in accordance with the terms of, and subject to the limitations set forth in, this Agreement.

10.8 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreement and covenants hereunder may cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity.

10.9 Entire Agreement. This Agreement, the Transaction Documents and the Annex, Schedules and Exhibits attached hereto embody the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all prior oral or written agreements between said parties with respect to said subject matter. No amendment or modification of this Agreement shall be valid or binding upon the parties hereto unless same is made in writing and signed by each of the parties hereto.

10.10 Attorneys’ Fees. The prevailing party in any suit or action brought against the other party to enforce the terms of this Agreement or any rights or obligations hereunder, shall be entitled to receive its reasonable attorneys’ fees and expenses incurred in connection with bringing such suit or action.

10.11 Additional Acts and Documents. From time to time after the date hereof, each party hereto agrees to do such things and take all such actions, and make, execute and deliver such other documents and instruments, as shall be reasonably requested to carry out the provisions, intent and purpose of this Agreement, in each case, at the sole expense of the party or parties so requested.

10.12 No Waiver. Failure of any party to this Agreement to require performance by another of any provision expressed herein shall in no way affect that party’s right to thereafter enforce such provision; nor shall the waiver by any party of any breach of any provision expressed herein be taken or held to be a waiver of any succeeding or other breach of such provision or as a waiver of the provision itself or of any other provision. Moreover, Buyer’s decision to close this transaction notwithstanding its constructive or actual knowledge of any misrepresentation by Seller or Stockholder or any breach by Seller or Stockholder of any warranty, covenant or obligation hereunder shall not relieve Seller or Stockholder of their indemnification obligations hereunder with respect to such misrepresentation or breach. In such case, Buyer is specifically relying on the indemnification obligation of Seller and Stockholder, as well as the underlying representation, warranty, covenant or obligation in electing to close the transactions contemplated hereby in light of such misrepresentation or breach. Buyer shall notify Seller and Stockholder prior to closing if it has any knowledge of any misrepresentation by Seller or Stockholder or any breach by Seller or Stockholder of any warranty, covenant or obligation.

10.13 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument. This agreement may be executed by facsimile signature.

10.14 Press Releases. Except as may be required by Law or by stock exchange rule, no party hereto shall make, issue or release a public announcement, press release, public statement or public acknowledgment of the existence, or reveal publicly, the terms, conditions and status of the transactions provided for herein without the prior written consent of the other party as to the content and time of the release of and the media in which such statement or announcement is to be made, which consent shall not be unreasonably withheld or delayed. The parties acknowledge that each party may comment in its investor calls, analyst calls, and/or other communications with the investment community on the impact of the transactions contemplated by this Agreement on its own financial results.

10.15 No Third-Party Beneficiaries. With the exception of the parties to this Agreement, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

10.16 Fees and Expenses.

(a) Except as expressly set forth herein, each of Buyer and BioScrip, on the one hand, and Seller and Stockholder on the other hand, shall pay all their respective fees and expenses in connection with the transactions contemplated by this Agreement, including, without limitation, all attorneys’ fees, accountant’s fees, investment banker’s fees. For the avoidance of doubt, pursuant to Section 1.1, Buyer shall pay all costs or expenses incurred in connection with removing and moving the Acquired Assets from Seller’s premises.

(b) The parties shall share all costs and fees relating to the Escrow Account. Interest earned on the Escrow Account shall be shared equally by the parties and distributed on the Escrow Date.

10.17 Headings. The headings of the Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

10.18 Knowledge. As used herein, the terms “Seller’s knowledge” or “to the knowledge of Seller” shall mean the knowledge of the persons identified in Exhibit 10.16. Knowledge shall include actual knowledge as well as the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect thereto.

[Signature pages follow.]

[Signature page to Asset Purchase Agreement]

IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement as of the day and year first above written.

BUYER
BIOSCRIP PHARMACY SERVICES, INC.

By:	/s/ Barry A. Posner
Name:	Barry A. Posner
Title:	EVP and General Counsel

BIOSCRIP
BIOSCRIP, INC.

By:	/s/ Barry A. Posner
Name:	Barry A. Posner
Title:	EVP and General Counsel

SELLER
DS PHARMACY, INC.

By:	/s/ Dawn Lepore
Name:	Dawn Lepore
Title:	President, CEO, & Chairman of the Board

STOCKHOLDER
DRUGSTORE.COM, INC.

By:	/s/ Dawn Lepore
Name:	Dawn Lepore
Title:	President, CEO, & Chairman of the Board

Annex I

Definitions

“Accounting Referee” has the meaning set forth in Section 2(e) hereof.

“Acquired Assets” means all right, title, and interest in and to its business, assets and properties, whether tangible or intangible, associated with the Business, including, without limitation, equipment, Inventory, supplies, packaging and shipping materials, the Assumed Contracts, manufacturers warranties, customer lists, Prescription Files, books and records, files and goodwill, and all other information relating or pertaining to the Acquired Assets as more fully set forth on Schedule 1.1 hereto.

“Additional Payment” has the meaning set forth in Section 2(a) hereof.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the Preamble hereto.

“Assumed Contracts” means the Contracts listed on Schedule 3.4 of this Agreement.

“Assumed Liabilities” means all liabilities and obligations of Seller under the Assumed Contracts other than obligations under any of the Assumed Contracts existing as of the Closing Date.

“BioScrip” has the meaning set forth in the Preamble hereto.

“Bridge” has the meaning set forth in Section 5.2 hereof.

“Business” has the meaning set forth in the Recitals hereto.

“Business Day” means a day other than Saturday, Sunday or a day on which banks in New York, New York are not required to be open or are authorized to remain closed. Whenever any payment hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

“Buyer” has the meaning set forth in Preamble hereto.

“Claim Notice” has the meaning set forth in Section 9.3(a) hereof.

“Closing” has the meaning set forth in Section 7.1 hereof.

“Closing Date” has the meaning set forth in Section 7.1 hereof.

“Confidentiality Agreement” has the meaning set forth in Section 10.2 hereof.

“Contracts” has the meaning set forth in Section 3.4 hereof.

“Encumbrance” means any mortgage, lien, charge, encumbrance, option, right of first refusal, security interest, easement, obligation or claim or other third party right of any kind.

“Escrow Account” has the meaning set forth in Section 2(b) hereof.

“Escrow Agent” has the meaning set forth in Section 2(b) hereof.

“Escrow Agreement” has the meaning set forth in Section 2(b) hereof.

“Escrow Payment Certificate” has the meaning set forth in Section 2(e) hereof.

“Escrow Payments” has the meaning set forth in Section 2(e) hereof.

“Escrow Release Date” has the meaning set forth in Section 2(d) hereof.

“Excluded Liabilities” has the meaning set forth in Section 1.3 hereof.

“Final Payment” has the meaning set forth in Section 2(c) hereof.

“Financial Information” has the meaning set forth in Section 3.6 hereof.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any United States federal, state or local or foreign government or governmental, regulatory or administrative authority, department, agency, commission, entity or other political subdivision thereof or any court, tribunal, or judicial or arbitral body including, without limitation, any entity primarily engaged in regulating the health insurance or medical industries or practice.

“Gross Profit” means an amount equal to the net revenue of the Business determined in accordance with GAAP less cost of drug and shipping costs, calculated as set forth on Schedule 2(b).

“Indebtedness” means (i) all obligations for borrowed money or with respect to advances of any kind (other than trade credit incurred in the ordinary of business); (ii) all obligations evidenced by bonds, debentures, notes or similar instruments; and (iii) guarantees of the indebtedness of others (including trade credit of another whether or not incurred in the ordinary course of business).

“Indemnitee” means the Person making a claim for indemnification under Section 9 hereof. Indemnitee shall include a Buyer Indemnified Party and a Seller Indemnified Party.

“Indemnifying Party” means the Person against whom a claim under Section 9 hereof is asserted.

“Initial Payment” has the meaning set forth in Section 2(a) hereof.

“Inventory” means all items of Seller’s inventory related to the Business.

“Inventory Date” means the day immediately prior to the Closing Date, when representatives of Buyer and Seller shall jointly make a physical inspection and count of the Inventory, at the location of the Pharmacy, and determine the value of the Inventory.

“Law” means any constitution, law, statute, ordinance, rule, regulation, guideline, order, injunction, writ or decree of any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, including Indebtedness, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Laws and those arising under any contract, agreement, arrangement, commitment or undertaking.

“Licenses and Permits” has the meaning set forth in Section 3.11 hereof.

“Losses” has the meaning set forth in Section 9.1(a) hereof.

“Material Adverse Effect” means the occurrence of any event or series of events, or the existence of any circumstance that represents a change in, or effect on, a party or its business such that, individually or in the aggregate with any other such changes in, or effects on, such party or its business is, or could be, materially adverse to the business, operations, assets, Liabilities, prospects, results of operations or the condition (financial or otherwise) of such party, individually or in the aggregate, except to the extent any such change or effect results from or is attributable to (i) changes in general economic conditions or changes affecting the industry generally in which such party operates (provided that such changes do not affect such party in a materially disproportionate manner); (ii) any litigation or loss of current or prospective customers, employees or revenues as to which such party furnishes reasonable evidence that it occurred primarily from the announcement of the parties’ entering into this Agreement; or (iii) actions required to be taken under applicable Law, contracts or agreements.

“Monthly Escrow Payment” has the meaning set forth in Section 2(b) hereof.

“Non-Competition Agreement” has the meaning set forth in Section 6.1(h) hereof.

“Objection Notice” has the meaning set forth in Section 2(e) hereof.

“Order” means any order, judgment, injunction, award, decree or writ of any Governmental Authority.

“Permitted Encumbrances” means: (i) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due or payable; (ii) Encumbrances for Taxes, assessments or other governmental charges or levies that are being contested in good faith by appropriate proceedings and are set forth on Schedule 1.2 hereto; (ii) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, materialmen, repairmen and other Encumbrances imposed by statute; (iii) Encumbrances incurred or deposits made in connection with worker’s compensation, unemployment insurance or other types of social security; and Encumbrances of vendors.

“Person” means any natural person, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or Governmental Authority.

“Post-Closing Gross Profit” has the meaning set forth in Section 2(c) hereof.

“Pre-Closing Gross Profit” has the meaning set forth in Section 2(c) hereof.

“Prescription Files” shall mean all prescription files owned or used by Seller that are associated with the Business, and all customer data and information derived from customer purchases from the Business.

“Purchase Price” has the meaning set forth in Section 2 hereof.

“Seller” has the meaning set forth in the Preamble hereof.

“Services Agreement” has the meaning set forth in Section 5.4 hereof.

“Source Code Escrow Agreement” has the meaning set forth in Section 6.1(k) hereof.

“Taxes” means all income, franchise, capital stock, real property, personal property, tangible, withholding, transfer, sales, use, excise, gross receipts and all other taxes (including interest, penalties or additions associated therewith) for which Seller has liability imposed by any Governmental Authority, by contract, as successor, pursuant to Treasury Regulation §1.1502-6 (or similar provision of Tax Laws other than the Code) or otherwise.

“Termination Date” has the meaning set forth in Section 8.1(e) hereof.

“Third Party Claim” has the meaning set forth in Section 9.3(a) hereof.

“Transaction Document” means any agreement, certificate, instrument or other document executed by Seller and/or Buyer pursuant to this Agreement, in each case only applicable to the relevant party or parties to such Transaction Document, as indicated by the context in which such term is used.

“Transitional Services Agreement” has the meaning set forth in Section 5.4 hereof.

Annex II

3. Representations and Warranties of Seller and Stockholder. Seller and Stockholder, jointly and severally, represent and warrant to Buyer and BioScrip as follows:

3.1. Ownership of Seller. Stockholder owns all the issued and outstanding capital stock of Seller.

3.2. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware. Seller has the requisite corporate power and all lawful authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Seller is duly qualified and in good standing as a foreign corporation and has all requisite corporate power and authority to do business in the jurisdictions set forth on Schedule 3.2, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary.

3.3. Authority and Validity. Seller has all requisite corporate power and all lawful authority to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Seller of this Agreement and the Transaction Documents to which it is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Seller. No other corporate proceedings on the part of Seller or Stockholder are necessary to authorize the execution and delivery by Seller of this Agreement and the Transaction Documents to which Seller is a party or the performance by Seller of its obligations hereunder or thereunder. This Agreement is, and each of the Transaction Documents to which Seller is a party has been, or, at the Closing will be, duly and validly executed and delivered by Seller. This Agreement constitutes, and each of the Transaction Documents when executed will constitute, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and the right of creditors generally or by general principles of equity.

3.4. No Conflicts. None of the execution and delivery by Seller of this Agreement or any of the Transaction Documents to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby or thereby, will: (i) violate any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) conflict with, result in a breach of or constitute a material default (or an event that, with or without notice, lapse of time or both, would constitute a material default) under any leases, agreements, instruments, arrangements, contracts, commitments or understandings, written or oral, to which Seller is a party or by which Seller or any of the Acquired Assets is bound (collectively, the “Contracts”); (iii) result in the creation of, or give any party the right to create, any Encumbrance other than a Permitted Encumbrance upon any of the Acquired Assets; (iv) conflict with or violate any provision of any Law applicable to Seller or any of the Acquired Assets; (v) conflict with, violate, result in a breach of or constitute a default under any Order applicable to Seller; or (vi) result in the creation or imposition of, or give any party the right to create or impose, any Encumbrance upon the Acquired Assets or any of the properties or assets of Seller; (vii) require Seller to obtain any authorization, consent, approval or waiver from, or to make any filing with, any governmental or regulatory authority, or other third party.

3.5. Consents, Approvals, etc. Except as set forth on Schedule 3.5 hereof, no consent, approval or authorization of, declaration of or to, filing or registration with, or notice to, any Governmental Authority or other third Person under any contracts or agreements to which Seller is a party or is subject is required to be made or obtained in connection with the execution and delivery by Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby or thereby or the performance by Seller of its obligations hereunder or thereunder.

3.6. Financial Information. The financial statements and other information, including statements of operating revenues and income from the operations of the Business, provided by Seller and Stockholder to Buyer in connection with Buyer’s due diligence investigation of Seller, a copy of which is attached as Exhibit 3.6 hereto (the “Financial Information”), were prepared by Seller and its management in good faith using policies consistent with those utilized in preparing the Seller’s historical financial statements and to the knowledge of Seller are accurate and complete in all material respects. Seller and Stockholder have no reason to believe that any of such Financial Information contains errors or misstatements or do not adequately describe the performance of the Business.

3.7. Absence of Certain Changes or Events. Except as set forth on Schedule 3.7 or as publicly disclosed by Seller or Stockholder in publicly disseminated press releases or in Stockholder’s public filings with the Securities and Exchange Commission, since November 29, 2009: (i) Seller’s business has been conducted and the Acquired Assets have been acquired and operated only in the ordinary and usual course consistent with past practice; (ii) neither Seller’s business nor the Acquired Assets have suffered any event or condition that has had a Material Adverse Effect; and (iii) Seller is not aware of any event or condition that has occurred or would reasonably be expected to occur that could result in a Material Adverse Effect on the Business.

3.8. Acquired Assets. Seller has good and freely transferable title to all of the Acquired Assets, free and clear of all Encumbrances, and has the complete and unrestricted power and right to sell and transfer the Assets to Buyer in accordance with the terms hereof. Except as set forth on Schedule 3.8, the Acquired Assets constitute all of the properties and assets used by Seller in connection with the operation of the Business, and include all of the properties and assets necessary to operate the Business as it has been operated. All items of Inventory set forth on Schedule 1.1 (a) will not expire less than ninety (90) days from the Closing Date, (b) to the knowledge of Seller, consist of a quality and quantity usable and saleable in the ordinary course of business of Seller and are not obsolete, slow moving, damaged, below-standard quality or in excessive quantities; and (c) to the knowledge of Seller, comply with such standards for quality as are generally accepted in the industry and as may be required pursuant to applicable federal and/or state laws, statutes, rules and regulations.

3.9. Contracts and Commitments. Schedule 3.9 sets forth a complete and accurate list of all Contracts. Seller is not in material breach or default, nor is there any basis for any valid claim of material breach or default by Seller, under any Contract. The Assumed Contracts are valid and in full force and effect and, assuming the obtaining of any consents to the assignment thereof, consummation of the transactions contemplated by this Agreement will not cause any Assumed Contract to cease to be valid and in full force and effect. Accurate and complete copies of the Assumed Contracts, including all amendments thereto, have been heretofore delivered to Buyer.

3.10. Litigation. Except as set forth on Schedule 3.10, there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Seller and/or Stockholder, threatened against or involving Seller or its assets (whether or not covered by insurance), including the Business and the Acquired Assets, and to the knowledge of Seller and/or Stockholder, there exists no material basis for the commencement of any such action, suit, proceeding or investigation. There is no Order outstanding against Seller or related to its properties or assets, including the Acquired Assets. There is no action, suit,

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proceeding, inquiry or investigation pending or, to the knowledge of Seller and Stockholder, threatened against or affecting Seller before any Governmental Authority which seeks to restrain, prohibit or otherwise challenge the execution and delivery of this Agreement or any of the Transaction Documents, the performance by Seller of its obligations hereunder or thereunder, or the consummation, legality or validity of any of the transactions contemplated hereby or thereby.

3.11. Compliance with Laws. Seller is and has been conducting the Business, marketing and selling its services and/or products, and owning and operating all of its assets, including the Acquired Assets, in compliance in all material respects with all applicable Laws and Orders. Seller and each of its employees or agents providing services at the Pharmacy, as applicable, (a) hold all permits, licenses, registrations, franchises, certificates, concessions and other governmental approvals and authorizations (the “Licenses and Permits”) required for the operation of the Business, including, without limitation, all Licenses and Permits required by Law and all applicable regulatory agencies, and (b) are in compliance in all material respects with all applicable Laws and agreements with respect to the operation of the Business and the Pharmacy, including without limitation the Health Insurance Portability and Accountability Act of 1996, as amended. All such Licenses and Permits are in full force and effect and Seller is not in default in any respect with respect to any such Licenses and Permits. No notice from any authority with respect to the revocation, termination, suspension or limitation of any such Licenses and Permits has been issued or given, nor is Seller aware of the proposed or threatened issuance of any such notice.

3.12. Environment, Health and Safety. Solely with respect to the Business, Seller has complied and is currently in compliance in all material respects with all Laws concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against Seller alleging any failure to comply with any such law or regulation.

3.13. Certain Payments. To the knowledge of Seller and Stockholder neither Seller nor any shareholder, director, officer, agent or employee of Seller, or to the knowledge of Seller and Stockholder, any other Person acting for or on behalf of Seller, has directly or indirectly made any illegal or improper payments to, or provided any illegal or improper benefit or inducement for, any governmental official, supplier, customer or other person, in an attempt to influence any such person to take or to refrain from taking any action relating to Seller’s business.

3.14. Federal Health Care Programs. Neither Seller or Stockholder is paid in whole or in part under any federally funded health care program for any item or service sold by the Pharmacy.

3.15. Gross Profit. The Gross Profit calculation set forth on Schedule 2(b) is consistent with the methodology and policies employed by Seller in preparing the Financial Information.

3.16. Finders. Neither Seller, nor any of its Affiliates, nor any of Seller’s directors or officers, has taken any action that, directly or indirectly, would obligate Buyer or any of its Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.

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Annex III

4. Representations and Warranties of Buyer and BioScrip. Buyer and BioScrip, jointly and severally, represent and warrant to Seller and Stockholder as follows:

4.1. Organization and Authority; Due Authorization and Execution. Buyer is a corporation duly organized, validly existing and in good standing under, and by virtue of, the laws of the State of Delaware. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and the Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Buyer. No other corporate proceedings on the part of Buyer are necessary to authorize the execution and delivery by Buyer of this Agreement and the Transaction Documents or the performance by Buyer of its obligations hereunder or thereunder. This Agreement is, and each of the Transaction Documents has been, or at the Closing will be, duly and validly executed and delivered by Buyer. This Agreement constitutes, and each of the Transaction Documents when executed will constitute, the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and the right of creditors generally or by general principles of equity.

4.2. Consents, Approvals, etc. Except as set forth on Schedule 4.2, no consents, approvals, authorizations, filings with, or notices to, any Governmental Authority, or any third Person under any contracts or agreements to which Buyer is a party or is subject, is required to be made or obtained in connection with the execution and delivery by Buyer of this Agreement or any of the Transaction Documents, the performance by Buyer of its obligations hereunder or thereunder or the consummation by Buyer of the transactions contemplated hereby or thereby.

4.3. No Conflicts. Except as set forth on Schedule 4.3, none of the execution and delivery by Buyer of this Agreement and the Transaction Documents, the performance by Buyer of its obligations hereunder and thereunder, or the consummation of the transactions contemplated hereby and thereby will (i) violate any provision of the certificate of incorporation or by-laws of Buyer as in effect as of the date hereof; (ii) conflict with, result in a breach of, or constitute an occurrence of a material default (or an event that, with or without notice, lapse of time or both, would constitute a material default) under the provisions of any contract to which Buyer is a party or is subject; (iii) conflict with or violate any provision of any Law applicable to Buyer; (iv) conflict with, violate, result in a breach of or constitute a default under any Order applicable to Buyer; (v) result in the creation or imposition of, or give any party the right to create or impose, any Encumbrance upon any asset of Buyer; (vi) require Buyer to obtain any authorization, consent, approval or waiver from, or to make any filing with, any Governmental Authority, or other third party.

4.4. Litigation. There is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Buyer, threatened against or affecting Buyer before any Governmental Authority which seeks to restrain, prohibit or otherwise challenge the execution and delivery of this Agreement or any of the Transaction Documents, the performance by Buyer of its obligations hereunder or thereunder, or the consummation, legality or validity of any of the transactions contemplated hereby or thereby.

4.5. Finders. Neither Buyer, nor any of its Affiliates, nor any of Buyer’s directors or officers, has taken any action that, directly or indirectly, would obligate Seller, Stockholder, or any of their respective Affiliates to anyone acting as broker, finder, financial advisor or in any similar capacity in connection with this Agreement or any of the transactions contemplated hereby.